Exhibit 10.13


                             CONSULTANT AGREEMENT

      Columbia Financial Group is an investor relations, direct marketing, publishing, public relations and advertising firm with expertise in the dissemination of information about publicly traded companies. Also in the business of providing investor relations services, public relations services, publishing, advertising services, fulfillment services, as well as Internet related services.

      Agreement made this 25th day of April, 2001, between Pacific WebWorks, Inc. (hereinafter referred to as "Corporation"), and Columbia Financial Group, Inc. (hereinafter referred to as "Consultant"), (collectively referred to as the "Parties"):

                                  Recitals:

      The Corporation desires to engage the services of the Consultant to perform for the
Corporation consulting services regarding all phases of the Corporation's "Investor Relations" to include direct investor relations and broker/dealer relations as such may pertain to the operation of the Corporation's business.

      The Consultant desires to consult with the Board of Directors, the Officers of the Corporation, and certain administrative staff members of the Corporation, and to undertake for the Corporation consultation as to the company's investor relations activities involving corporate relations and relationships with various broker/dealers involved in the regulated securities industry.

                                  AGREEMENT

      1. The respective duties and obligations of the contracting Parties shall be for a period of twelve (12) months commencing on the date first appearing above. This Agreement may be terminated by either parties only in accordance with the terms and conditions set forth in Paragraph 8.

                       Services Provided by Consultant

      2. Consultant will provide consulting services in connection with the Corporation's "investor relations" dealings with NASD broker/dealers and the investing public. (At no time shall the Consultant provide services which would require Consultant to be registered and licensed with any federal or state regulatory body or self-regulating agency.) During the term of this Agreement, Consultant will provide those services customarily provided by an investor relations firm to a Corporation, including but not limited to the following:

            (a) Aiding the Corporation in developing a marketing plan directed at informing the investing public as to the business of the Corporation; and

            (b) Providing assistance and expertise in devising an advertising campaign in conjunction with the marketing campaign as set forth in (1) above; and

            (c) Advise the Corporation and provide assistance in dealing with institutional investors as it pertains to the Corporation's offerings of its securities; and

            (d) Aid and assist the Corporation in the Corporation's efforts to secure "market makers" which will trade the Corporation's stock to the public by providing such information as may be required; and

            (e) Aid and advise the Corporation in establishing a means of securing nationwide interest in the Corporation's securities; and

            (f) Aid and assist the Corporation in creating an "institutional site program" to provide ongoing and continuous information to fund managers; and

            (g) Aid and consult with the Corporation in the preparation and dissemination of press releases and news announcements; and

            (h) Aid and consult with the Corporation in the preparation and dissemination of all "due diligence" packages requested by and furnished to NASD registered broker/dealers, the investing public, and/or other institutional and/or fund mangers requesting such information from the Corporation.

            (i) At the Corporation's direction, work with the Corporations's Public Relations firm to Jointly support the Corporation's overall public relations program.

                                 Compensation

      3. In consideration for the services provided by Consultant to the Corporation, the Corporation shall, on behalf of the Consultant cause to be vested at the time of execution of this Agreement 50% of the warrants as set forth in a) below and shall cause an additional 50% of the warrants in a) below to vest on July 25, 2001. The balance of the warrants, b), shall vest on November 1, 2001 if no termination of this agreement has taken place prior to that date. If a notice of termination, as described in Section 8 has been issued by either party, then a pro rata number of the warrants to be vested in the final 50% amount shall be vested through the date of termination. All warrants vested shall have a term of five (5) years and shall contain piggyback registration rights. The warrants shall be registered in the Company's next registration and may be registered and issued to Consultant at any time after being registered at the company's discretion. The warrants shall be issued at the following exercise price:

                        a)      500,000 warrants at $.50 a share
                        b)      500,000 warrants at $.75 a share
                        (Collectively referred to as "compensation")

                                  Compliance

      4. At the time consultants give notice to the Company or execution of the stock and Warrants referred to in #3, Compensation above, common shares underlying the stock and warrants, delivered by Corporation to Consultant will, at that particular time be fee trading, or if not, the shares shall be incorporated in the next registration statement filed by the Corporation. The warrants shall have "piggy back" registration rights and will, at the expense of the Corporation, be included in said registration.

                        Representation of Corporation

      5. (a). The Corporation, upon entering this Agreement, hereby warrants and guarantees to the Consultant that to the best knowledge of the Officers and Directors of the Corporation, all statements, either written or oral, made by the Corporation to the Consultant are true and accurate, and contain no misstatements of a material fact. Consultant acknowledges that estimates of performance made by Corporation are based upon the best information available to Corporation officers at the time of said estimates of performance. The Corporation acknowledges that the information it delivers to the Consultant will be used by the Consultant in preparing materials regarding the Company's business, including but not necessarily limited to, its financial condition, for dissemination to the public. Therefore, in accordance with Paragraph 6, below, the Corporation shall hold harmless the Consultant from any and all errors, omissions, misstatements, except those made in a negligent or intentionally misleading manner in connection with all information furnished by Corporation to Consultant.

            (b). Consultant shall agree to release information only with written or verbal approval of the company.

      6.    Pacific WebWorks, Inc.
            1.  Authorized: 50 million shares
            2.  Issued: 18.3 million shares
            3.  Outstanding: 18.3 million  shares
            4.  Free trading (float): 10 million  shares (approx.)
            5.  Shares subject to Rule 144 restrictions: 4 million  shares
                (approx.)

                              Limited Liability

      7. With regard to the services to be performed by the Consultant pursuant to the terms of this Agreement, the Consultant shall not be liable to the Corporation, or to anyone who may claim any right due to any relationship with the Corporation, for any acts or omissions in the performance of services on the part of the Consultant, except when said acts or omissions of the Consultant are due to its willful misconduct or culpable negligence.


                                 Termination

      8. After July 1, 2001 this Agreement may be terminated by either party upon the giving of not less thatn thirty(30) days written notice, delivered to the parties at such address compensation shall be treated as outlined in Section 3, Compensation:


                                   Notices

      9. Notices to be sent pursuant to the terms and conditions of this Agreement, shall be sent as follows:

      Timothy J. Rieu                        Christian Larsen
      Columbia Financial Group, Inc.         Pacific WebWorks, Inc.
      1301 York Road, Ste. 400               180 South West, Ste. 220
      Lutherville, Maryland 21093            Salt Lake City, UT 84101

                               Attorney's Fees

      In the event any litigation or controversy, including arbitration, arises out of or in connection with this Agreement between the Parties hereto, the prevailing party in such litigation, arbitration or controversy, shall be entitled to recover from the other party or parties, all reasonable attorney's fees expenses and suit costs, including those associated within the appellate or post judgement collections proceedings.

Arbitration

      10. In connection with any controversy or claim arising out of or relating to this Agreement, the Parties hereto agree that such controversy shall be submitted to arbitration, in conformity with the Federal Arbitration Act (Section 9 U.S. Code Section 901 et seq), and shall be conducted in accordance with the Rules of the American Arbitration Association. Any judgment rendered as a result of the arbitration of any dispute herein, shall upon being rendered by the arbitrators be submitted to a Court of competent jurisdiction with the state of Maryland, if initiated by Consultant, or in the state of Utah if initiated by the Corporation.


                                Governing Law

      11. This Agreement shall be construed under and in accordance with the laws of the State of Utah, and all parties hereby consent to Utah as the proper jurisdiction for said proceeding provided herein.


                                Parties Bound

      12. This Agreement shall be binding on and inure to the benefit of the contracting parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns when permitted by this Agreement.


                              Legal Construction

      13. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.


                         Prior Agreements Superseded

      14. This Agreement constitutes the sole and only Agreement of the contracting parties and supersedes any prior understandings or written or oral agreements between the respective parties. Further, this Agreement may only be modified or changed by written agreement signed by all the parties hereto.


                 Multiple Copies or Counterparts of Agreement

      15. The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original, and all of such counterparts taken together shall have the effect of a fully executed original. Further, this Agreement may be signed by the parties and copies hereof delivered to each party by way of facsimile transmission, and such facsimile copies shall be deemed original copies for all purposes if original copies of the parties' signatures are not delivered.


                     Liability of Miscellaneous Expenses

      16. The Corporation shall be responsible to any miscellaneous fees and costs approved in writing prior by the Corporation or its agents to commitment that are unrelated to the agreement made between the Parties.


                                   Headings

      17. Headings used throughout this Agreement are for reference and convenience, and in no way define, limit or describe the scope or intent of this Agreement or effect its provisions.

      IN WITNESS WHEREOF, the Parties have set their hands and seal as of the date written above.

                                             /s/ Timothy J. Rieu
                                         BY: _______________________
                                          Timothy J. Rieu, President
                                          Columbia Financial Group, Inc.


                                             /s/ Kenneth W. Bell
                                         BY: _______________________
                                          Kenneth W. Bell, CEO
                                          Pacific WebWorks, Inc.